PRESS RELEASE for January 8, 2009 at 2:00AM USA Eastern Time

Contacts:	Kayla Castle	Q-Med AB Publ.
	Investor Relations Manager	Bengt Àgerup, Chief Executive Officer
	Palomar Medical Technologies, Inc.	Tel: +46 (0)70 974 9025
	781-993-2411	Anders Blom, Sr. Director Corporate
	ir@palomarmedical.com	Development & Strategy
Tel: +46 (0)70 974 9060
PALOMAR AND Q-MED AB TERMINATE INTERNATIONAL DISTRIBUTION AGREEMENT

        BURLINGTON, MA (January 8, 2009) … Palomar Medical Technologies, Inc. (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced the termination of its international distribution agreement with the Swedish company Q-MED AB (OMX Nordic Exchange, Stockholm Mid Cap:QMED), a leading biotech/medical device company based in Uppsala, Sweden. The international distribution agreement was originally entered into in January 2008 with the intention that Q-MED would eventually be responsible for the marketing, advertising, promotion, sale and distribution of Palomar’s professional products for aesthetic treatments outside North America.

        Due to the downturn in the world-wide economic environment, Q-MED’s efforts are being concentrated on their own product line of dermal fillers. Both Palomar and Q-MED agreed that Palomar will be better served by separately continuing to expand its existing distribution channel.

        Joseph P. Caruso, Palomar Chief Executive Officer said, “Although we are choosing to end our distribution agreement, this was a good learning experience and we have forged a positive relationship with Q-MED that may be beneficial in the future. We believe that during these challenging economic times we will be better positioned with full control of our international distribution. We have signed up many new distributors over the past twelve months and continue to work closely with all of our distributors to help maximize their sales efforts. Territories outside North America should continue to provide growth opportunities for us as we expand our efforts.”

        Bengt Ågerup, Q-MED Chief Executive Officer said, “By working closely with Palomar we have learned more about Palomar’s top-end technological platforms and products. Considering the present challenging market conditions, Q-Med is focusing on its leading dermal filler product line, Restylane® as well as on the on-going launch of Macrolane™, the first injectable body contouring product line, and the Restylane Vital™ product line for skin rejuvenation. Hopefully we will be able to utilize our relationship and the knowledge we have built in the future. “

        About Palomar Medical Technologies, Inc.: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has granted The Procter & Gamble Company a non-exclusive License Agreement to certain patents, technology and FDA documents related to the home-use, light-based hair removal field for women. In addition, Palomar has an exclusive development and license agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations section of the website.

        About Q-MED AB: Q-MED AB is a rapidly growing and profitable biotechnology/medical device company. The company develops, manufactures, markets, and sells primarily medical implants. The majority of the products are based on the company’s patented technology, NASHA™, for the production of stabilized non-animal hyaluronic acid. The product portfolio today contains: Restylane® for filling lines and folds, contouring and creating volume in the face, Macrolane™ for body contouring, Durolane™ for the treatment of osteoarthritis of the hip and knee joints, Deflux™ for the treatment of vesicoureteral reflux, VUR, (a malformation of the urinary bladder) in children, Zuidex™ for the treatment of stress urinary incontinence in women, and Solesta™ for the treatment of fecal incontinence. Sales are made through the company’s own subsidiaries or distributors in over 70 countries. Q-MED today has just over 700 coworkers, with close to 500 at the company’s head office and production facility in Uppsala, Sweden. Q-MED AB is listed in the Mid Cap segment of the OMX Nordic Exchange in Stockholm.

        For more information on Q-MED and its products, visit Q-MED’s website at www.q-med.com. To continue receiving the most up-to-date information and latest news on Q-MED as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations section of the website.

        This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on the Company’s current expectations, plans, intentions, beliefs or predictions. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, including patent infringement lawsuits, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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